PROSPECTUS


                            BERKSHIRE HATHAWAY INC.

                     2,529 Shares of Class A Common Stock
                     1,363 Shares of Class B Common Stock

     This Prospectus relates to 2,529 shares of our Class A Common Stock and 1,363 shares of our Class B Common Stock. The shares covered by this prospectus are being offered by certain selling shareholders who acquired them as consideration in our acquisition of U.S. Investment Corporation.

     The selling shareholders may sell the shares from time to time in one or more transactions. The prices at which such shareholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. They may also sell the shares in one or more underwritten offerings. We will not receive any of the proceeds from the sale of the shares.

     The New York Stock Exchange lists both our Class A Common Stock, which trades under the symbol "BRK.A", and our Class B Common Stock, which trades under the symbol "BRK.B".

                                _______________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

                The date of this prospectus is October 5, 2000.

    No one has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus or in a prospectus supplement, in connection with the offer made by this prospectus and any prospectus supplement. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus or any prospectus supplement is correct as of any time subsequent to their dates. This prospectus and any prospectus supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the shares in any jurisdiction in which such offer or solicitation may not lawfully be made.


                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Berkshire Hathaway Inc.................................................     3
Use of Proceeds........................................................     4
Selling Shareholders...................................................     4
Plan of Distribution...................................................     7
Legal Matters..........................................................     8
Experts................................................................     8
Where You Can Find More Information....................................     9
Incorporation of Certain Documents By Reference........................     9

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

                            BERKSHIRE HATHAWAY INC.

     We are a holding company which owns subsidiaries engaged in a number of diverse businesses. Our most important business is the property and casualty insurance business, which is conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO Corporation, the sixth largest auto insurer in the United States, and General Re Corporation, one of the four largest reinsurers in the world.

     The investment portfolios of our insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies, including American Express Company, The Coca-Cola Company, Federal Home Loan Mortgage Corporation, The Gillette Company, The Washington Post Company, and Wells Fargo & Company. Much information about these publicly owned companies is available, including information released from time to time by the companies themselves.

  Our non-insurance subsidiaries conduct a variety of other business activities, including:

          . the publication of a daily and Sunday newspaper in Western New York (Buffalo News)

          . the manufacture and sale of boxed chocolates and other confectionery products (See's Candies)

          . diversified manufacturing and distribution (managed by Scott Fetzer, and whose principal products are sold under the Kirby and Campbell Hausfeld brand names)

          . the retail sale of home furnishings (Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture Company and Jordan's Furniture, Inc.)

          . the manufacture, import and distribution of footwear (H.H. Brown Shoe Company, Lowell Shoe, Inc., Dexter Shoe Company and Justin Brands)

          . the retail sale of fine jewelry (Borsheim's, Helzberg's Diamond Shops and Ben Bridge)

          . the providing of training to operators of aircraft and ships throughout the world (FlightSafety International)

          . the providing of fractional ownership programs for general aviation aircraft (Executive Jet)

          . the licensing and servicing of almost 6,000 Dairy Queen Stores (Dairy Queen)

          .    the rental of furniture and accessories (CORT Furniture Rental)

          . the manufacturing and production of face brick and concrete masonry products (Acme Building Brands)

     Operating decisions are made by the managers of the various businesses. Investment decisions and all other capital allocation decisions are made by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of our board of directors.

     Our executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

                                USE OF PROCEEDS

  We will not receive any of the proceeds from the selling shareholders' sale of the shares.


                              SELLING SHAREHOLDERS

  We issued the shares offered by this prospectus to the selling shareholders in connection with our acquisition of U.S. Investment Corporation, which is now our wholly owned subsidiary. When we use the term "selling shareholder," we are referring to each of the former U.S. Investment Corporation shareholders. All of the selling shareholders currently hold the same office or position with U.S. Investment Corporation as they did prior to the merger, with the exception of the Corporate Secretary.

  Immediately following the effectiveness of the merger, the selling shareholders held, in the aggregate, 2,529 shares of our Class A Common Stock (which is less than one percent of our outstanding Class A Common Stock) and 1,363 shares of our Class B Common Stock (which is less than one percent of our outstanding Class B Common Stock). We cannot estimate the number of shares that will be offered for sale pursuant to this prospectus because each of the selling shareholders can offer to sell all or just some of the shares they own. In addition, the offering may or may not be an underwritten offering on a firm commitment basis. For these same reasons, we are also unable to estimate the number of shares that will be held by each selling shareholder upon termination
of the offering.   For more information, please read the "Plan of Distribution"
section later in this prospectus.

  The following table sets forth each selling shareholder's beneficial ownership of our Class A Common Stock and Class B Common Stock as of the date of this prospectus.



          Shareholder Name                     Number of Shares
          ----------------                     ----------------

                                    Class A Common Stock   Class B Common Stock
                                    --------------------   --------------------
Archie W. Berry, Jr.                       312 shares             17 shares

Irene Berry                                 97 shares              6 shares

Cathy Berry Sutton                         100 shares             28 shares

David Sutton                                17 shares             10 shares

Faith Anne Berry                           102 shares              7 shares

Mark William Berry                         108 shares             21 shares

Nathanael William Berry                    108 shares             21 shares

Randi Groder Berry                           3 shares             15 shares

Nan E. Berry                               108 shares             21 shares

Jon William Berry                           94 shares             16 shares

Marla Berry                                 94 shares             16 shares

Robert B. Berry                            507 shares              9 shares

Carol S. Berry                             108 shares             21 shares

Susan B. Kohlhas                           108 shares             21 shares

Jeffrey M. Kohlhas                          19 shares             26 shares

Susan B. Kohlhas for
Katherine Grace Kohlhas                     19 shares             26 shares

Barbara Berry-Jancic                       108 shares             21 shares

Robert R. Berry                            108 shares             21 shares

John Berry                                   6 shares             17 shares

Virginia Berry                               3 shares              6 shares

Herbert E. Berry                            18 shares              3 shares

Patricia A. Berry                           14 shares              8 shares

Patricia Berry Howland                      13 shares              0 shares

Thomas E. Berry                             13 shares              4 shares

Nancy A. Rando                              13 shares              0 shares

Herbert Berry, Jr. & Patricia Berry, h/w,
Trustees for Margaret Berry Balon           12 shares             10 shares

Herbert Berry, Jr. & Patricia Berry, h/w,
Trustees for Timothy C. Berry                8 shares             22 shares

Herbert Berry, Jr. & Patricia Berry, h/w,
Trustees for Kathryn Berry Keating          12 shares             16 shares

Elizabeth B. Lloyd                          12 shares              3 shares

John P. Coupe, Jr.                           3 shares             25 shares

William B. Sowash, Trustee of
the William B. Sowash                        5 shares             21 shares
 Revocable Trust

Frank J. Mitchell, Jr.                       1 share              22 shares

Martin C. Kenin                              2 shares             23 shares

Joanne Kenin                                 5 shares             12 shares

Martin C. Kenin & Joanne Kenin, tenants
in the entireties                            9 shares              0 shares

John M. Surotchak                            0 shares             25 shares

Dorothy Hayken & Maurice Hayken, h/w,
as tenants by the entireties                 2 shares              5 shares

G and E Rowe 1993 Revocable Living
Trust dated June 16, 1993                    7 shares             21 shares

Residuary T/W Bernard T. Quinn FBO
Angeline M. Quinn, Angeline M. Quinn,       10 shares             18 shares
Trustee

Angeline M. Quinn                           25 shares              4 shares

Sidney Geller                                3 shares              4 shares

Bernard Simonson & Eleanor Simonson,
h/w, as tenants by the entireties           11 shares              4 shares

Patricia G. Magil                            8 shares             22 shares

Louis F. Rivituso & Kathleen F. Rivituso,
h/w, as tenants by the entireties           21 shares             10 shares

Louis F. Rivituso                           13 shares              4 shares

Steven J. Rivituso                           0 shares             26 shares

Marian G. Abell                             21 shares             10 shares

Lois Jordan Felldin                          1 share              14 shares

Hugh Seltner & Maureen A. Seltner, h/w,
as tenants by the entireties                 5 shares              7 shares

Hugh Seltner, Jr.                            0 shares             13 shares

Mrs. Martha Drury                            4 shares             11 shares

The Jack Gould Testamentary Trust,
Marilyn H. Gould & Alison Gould, Trustees    4 shares             21 shares

Robert C. Swavely & Marie F. Swavely,
h/w, as tenants by the entireties            3 shares             28 shares

Wayne R. Wright                              6 shares             17 shares

Eileen M. Leuthold                           1 share               2 shares

Ann R. Shronk                                2 shares              5 shares

Henry J. Mitchell & Mary E. Mitchell, h/w
as tenants by the entireties                 2 shares             28 shares

Henry J. Mitchell                           10 shares              9 shares

Madeleine H. Snyder                          8 shares             10 shares

Sandra Berry                                 4 shares             11 shares

Andrea Berry White                           1 share              22 shares

Jon J. Berry                                 0 shares             26 shares

Phyllis Berry                                4 shares             11 shares

Edward Berry & Kathryn Berry, h/w,
Trustees for Tyler Lawrence Berry            2 shares              5 shares

Anjeanette Berry                             1 share              12 shares
United States Liability Insurance Company

Profit Sharing Trust                        34 shares              1 share

Nancy Rae Bortz                              0 shares             13 shares

Mary Ann Dougherty                           0 shares              6 shares

Thomas J. Enright & Eileen A. Enright,
h/w, as tenants by the entireties            1 share               9 shares

Robert C. Gelinas                            0 shares             26 shares

Margaret B. Kotch                            0 shares              6 shares

John R. McCarraher                           0 shares             13 shares

Alberta Martinez                             0 shares             13 shares

Ronald A. Mioni                              0 shares             13 shares

Irrevocable Trust f/b/o Abigail Bess         4 shares             11 shares
Conger, Ezra Jennings, Trustee dated
9/30/93

Patricia A. Profera                          0 shares             13 shares

Julie E. Quinn                               0 shares             13 shares

Mark T. Smith & Phyllis M. Smith, h/w, as
tenants by the entireties                    5 shares             20 shares

John M. Walsh, Jr. & Bernadette M.
Walsh, h/w, as tenants by the entireties     1 share               9 shares

Andrea H. West                               0 shares             13 shares

Theodore M. Ziffer                           9 shares              5 shares

Helen S. Reichert and George L. Reichert,
trustees or their successors in trust under  2 shares              1 share
the Helen S. Reichert Living Trust dated
6/21/91, and any amendments thereto

James R. Holt                                1 share              15 shares

Fahnestock & Co, Cust FBO James R.
Holt, Jr. - IRA A/C A87-1606784              1 share              29 shares

Lillian Dox Revocable Trust                  2 shares             23 shares

Joan D. Hassan                               2 shares             23 shares

David S. Charlton                            0 shares             13 shares

Thomas P. Nerney                             3 shares             18 shares

Thomas C. Snyder & Alicia G. Snyder,
h/w, as tenants by the entireties            0 shares              6 shares

John Donahue                                 0 shares              6 shares

David S. Charlton & Diane E. Charlton
as tenants by the entireties                 0 shares             13 shares

Betty Lou Shaw                               0 shares             11 shares

Patricia M. Fasano                           0 shares             11 shares

Louis F. Gehring                             0 shares             11 shares

Carol Thompson                               3 shares             29 shares

Congregation of the Mission of St. Vincent
de Paul in Germantown                        9 shares             14 shares

Ronald Santangelo                            4 shares             10 shares

Colleen M. D'Arcangelo                       0 shares             26 shares


We will set forth other required information relating to any selling shareholder in a prospectus supplement as necessary.

                              PLAN OF DISTRIBUTION

  A selling shareholder may sell any or all of the shares which are the subject of this prospectus, from time to time, in one or more of the following ways:

     .  directly to purchasers,

     .  pursuant to Rule 144 under the Securities Act, where applicable,

     . on the New York Stock Exchange, through brokers or dealers, or otherwise, or

     . through one or more underwritten offerings, on a firm commitment or best efforts basis.

  The shares may be sold from time to time in one or more transactions at a fixed offering price (which may be changed), at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by a selling shareholder or by agreement between a selling shareholder and one or more underwriters, dealers, brokers or agents.

  Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or the purchasers of shares. In addition, a selling shareholder and any such underwriters, dealers, brokers or agents may be deemed to be "underwriters" under the Securities Act. As a result, any profits on the sale of shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriters, brokers, dealers or agents in connection with the sale of the shares will be selected by a selling shareholder and may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

  To the extent required, at any time a particular offer of shares is made by a selling shareholder, a prospectus supplement will be distributed, which will set forth:

     . the identity of, and certain other information about, the selling shareholder,

     . the aggregate amounts of shares being offered and the terms of the offering,

     .  the name or names of any underwriters, dealers or agents,

     . any discounts, commissions and other items constituting compensation from the selling shareholder, and

     . any discounts, commissions or concessions allowed or reallowed or paid to dealers.

  Such prospectus supplement and, if necessary, a post-effective amendment to the registration statement (of which this prospectus is a part) will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the shares.

  The merger agreement with U.S. Investment Corporation provides that we will indemnify a selling shareholder against certain liabilities, including liabilities under the Securities Act. It also provides that a selling shareholder will indemnify us against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Munger, Tolles & Olson LLP, a law firm in Los Angeles, California, has delivered to us a legal opinion as to the validity of the shares. Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. He and other attorneys in the law firm beneficially own an aggregate of less than 1% of our outstanding common stock.

                                    EXPERTS

  The financial statements and related financial statement schedules from our Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, and have been so incorporated in reliance on the reports of such firm, given their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the Commission's web site at http://www.sec.gov. In addition, our Class A Common Stock and Class B
        ------------------
Common Stock is listed on the New York Stock Exchange, and our reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  We have filed with the Commission a registration statement on Form S-3 (herein together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, we refer you to the Registration Statement, which you can obtain from the Commission at one of the public reference rooms or from the Commission's web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supercede this information. We incorporate the following documents which we have filed with the Commission and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

  (i)   our Annual Report on Form 10-K for the year ended December 31, 1999;

  (ii)  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

  (iii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000,

  (iv)  our Form 8-K filed with the Commission on June 20, 2000,

  (v)   our Form 8-K/A filed with the Commission on June 27, 2000, and

  (vi) the description of our Class A Common Stock and our Class B Common Stock included in the Registration Statement on Form 8-A filed with the Commission on March 30, 1999.

  You may request a copy of any or all of the information that has been incorporated by reference in the prospectus, except the exhibits to such information (unless the exhibits are specifically incorporated by reference into such information), by writing us at the following address:

                    Berkshire Hathaway Inc.
                    Attn:  Forrest N. Krutter
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131.

  Telephone requests for such copies should be directed to Forrest N. Krutter at
(402) 346-1400.